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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report August 10, 1998
                (Date of earliest event reported: July 28, 1998)

                                   VERIO INC.

             (Exact name of registrant as specified in its charter)

            Delaware                       0-24219                      84-1339720
(State or other jurisdiction of   (Commission File Number)   (IRS Employer Identification No.)
         incorporation)

    8005 South Chester Street, Suite 200, Englewood, Colorado      80112
           (Address of Principal Executive Offices)              (Zip Code)

                                 (303) 645-1900
              (Registrant's telephone number, including area code)

                                 Not applicable.
          (Former name or former address, if changed since last report)




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         ITEM 5.  OTHER EVENTS.

         On July 28, 1998, the Registrant, Purple Acquisition, Inc., a California corporation and a wholly-owned subsidiary of the Registrant ("Merger Sub"), and Best Internet Communications, Inc., a California corporation ("Best"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger of Best with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly-owned subsidiary of the Registrant.

         In connection with the consummation of the Merger, the Registrant will issue, or reserve for issuance upon the exercise of warrants or options to purchase shares of the common stock of Best "(Best Common Stock") assumed by the Registrant as warrants or options to purchase shares of the common stock of the Registrant ("Registrant Common Stock"), as further described below, approximately 8.67 million shares of Registrant Common Stock and will pay approximately $101 million in cash, subject to adjustment for certain excess transaction expenses incurred by Best. Consequently, based on the capitalization of Best at the time of execution of the Merger Agreement (including both shares of Best Common Stock then issued and outstanding and shares of Best Common Stock issuable upon the exercise of options and warrants to purchase shares of Best Common Stock then outstanding), shareholders of Best will receive approximately $2.82 in cash and 0.2042 shares of Registrant Common Stock in exchange for each share of Best Common Stock outstanding at the effective time of the Merger (which amounts of cash and shares are subject to adjustment prior to the effective time of the Merger to reflect excess Best transaction expenses, as noted above, and further are subject to adjustment to the extent that the capitalization of Best changes prior to the effective time). Each warrant or option to purchase a share of Best Common Stock which is outstanding and unexercised at the closing of the Merger will be assumed by the Registrant as a warrant or option to purchase approximately 0.2973 shares of Registrant Common Stock (subject to similar adjustment prior to the effective time of the Merger).

         Under the terms of the Merger Agreement, Best will be entitled to designate one person (who must be reasonably acceptable to the Registrant) to serve on the Registrant's Board of Directors.

         The Merger is intended to qualify as a tax-free reorganization. The Merger is subject to certain conditions, including the approval of the respective shareholders of Best and the Registrant as required by law and the termination or expiration of waiting periods with respect to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended. Pursuant to agreements signed contemporaneously with the execution of the Merger Agreement, each of the executive officers of Best and one other shareholder, who collectively hold approximately 60% of the outstanding shares of Best Common Stock, have agreed to vote their shares in favor of the Merger. The Registrant is obligated to use its best efforts to cause holders of at least 35% of the shares of Registrant Common Stock outstanding at the time of execution of the Merger Agreement to agree, by August 17, 1998, to vote their shares in favor of the Merger (the "Registrant Voting Agreements").

         The Merger Agreement requires the Registrant to pay Best a fee of $10 million in the event of any termination of the Merger Agreement (i) by either the Registrant or Best, if any approval of Registrant stockholders required under applicable legal requirements for the consummation of the Merger or the issuance of shares of Registrant Common Stock in connection therewith shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Registrant stockholders or at any adjournment thereof, or
(ii) by Best if the Registrant fails to deliver the Registrant Voting Agreements described above.

         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)  Exhibits.

         99(a) Press release issued by the Registrant and Best dated July 29, 1998.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     VERIO INC.

                                                By: /s/ Carla Hamre Donelson
                                                    ------------------------
                                                    Carla Hamre Donelson
                                                    Vice President, General
                                                    Counsel and Secretary

Dated:    August 10, 1998





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                                 Exhibit Index

Exhibit No.                       Description
-----------                       -----------

   99(a) Press Release issued by the Registrant and Best dated July 29, 1998.